Exhibit 4.4

Dated July 6, 2011

The persons whose names and

addresses are set out in Schedule 1 Part A

and

The corporations whose names and

addresses are set out in Schedule 1 Parts B, C and D

(Vendors)

and

58.com Inc.

(Purchaser)

Share Exchange Agreement relating to

China Classified Network Corporation

This Share Exchange Agreement is made on the 6th day of July 2011

BETWEEN:

(1)                                 The persons whose names and addresses are set out in Schedule 1 Part A (the “Ordinary Share Vendors”)

(2)                                 The corporations whose names and addresses are set out in Schedule 1 Parts B, C and D (the “Preference Share Vendors”)

(the Ordinary Share Vendors and the Preference Share Vendors are together the “Vendors”); and

(3)                                 58.com Inc., a company incorporated under the laws of Cayman Islands with its registered office at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Purchaser”).

RECITALS

(A)                               The parties intend that a corporate reorganisation of a group of companies involving China Classified Network Corporation will take place whereby the Company will become a wholly-owned subsidiary of the Purchaser.

(B)                               Pursuant to the corporate reorganisation, the Vendors will sell to the Purchaser and the Purchaser will purchase from the Vendors the entire issued share capital of China Classified Network Corporation subject to and upon the terms and conditions of this Agreement.

OPERATIVE PROVISIONS

1.                                      Interpretation

1.1                               In this Agreement and the Schedules hereto the following words and expressions shall, where the context so admits, bear the following meanings:

“Agreement”	this Share Exchange Agreement;

“Business Day”	a day (not being a Saturday or Sunday) on which banks generally are open for business in the PRC;

“Companies Law”	The Companies Law (Law 3 of 1961, as consolidated and revised) of the Cayman Islands;

“Company”	China Classified Network Corporation, a company incorporated under the laws of the British Virgin Islands, further particulars of which are set out in Part A of Schedule 2;

“Completion”	completion of this Agreement as provided in Clause 4 below;

“Completion Date”	the date of signing hereof or such later date as shall be agreed between the Parties;

“Consideration Shares”	the Ordinary Consideration Shares and the Preference Consideration Shares;

“Group”	the Company and the Subsidiaries;

“Ordinary Consideration Shares”	44,245,387 Ordinary Shares of US$0.00001 each in the share capital of the Purchaser to be issued and allotted in exchange for the Ordinary Sale Shares;

“Ordinary Sale Shares”	44,245,388 Ordinary Shares of US$0.00025 each in the capital of the Company constituting the entire issued ordinary share capital thereof;

“Parties”	the parties to this Agreement and “Party” means any of them;

“PRC”	The People’s Republic of China; for purposes of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan;

“Preference Consideration Shares”	the Series A Preference Consideration Shares, the Series A-1 Preference Consideration Shares and the Series B Preference Consideration Shares;

“Preference Sale Shares”	the Series A Preference Sale Shares, the Series A-1 Preference Sale Shares and the Series B Preference Sale Shares;

“Sale Shares”	the Ordinary Sale Shares and the Preference Sale Shares;

“Series A Preference Sale Shares”	27,028,572 Series A Preference Shares of US$0.00025 each, in the capital of the Company constituting the entire issued Series A preference share capital thereof;

“Series A-1 Preference Sale Shares”	19,047,620 Series A-1 Preference Shares of US$0.00025 each, in the capital of the Company constituting the entire issued Series A-1 preference share capital thereof;

“Series B Preference Sale Shares”	26,247,412 Series B Preference Shares of US$0.00025 each, in the capital of the Company constituting the entire issued Series B preference share capital thereof;

“Series A Preference Consideration Shares”	27,028,572 Series A Preference Shares of US$0.00001 each in the share capital of the Purchaser to be issued and allotted in exchange for the Series A Preference Sale Shares;

“Series A-1 Preference Consideration Shares”	19,047,620 Series A-1 Preference Shares of US$0.00001 each in the share capital of the Purchaser to be issued and allotted in exchange for the Series A-1 Preference Sale Shares;

“Series B Preference Consideration Shares”	26,247,412 Series B Preference Shares of US$0.00001 each in the share capital of the Purchaser to be issued and allotted in exchange for the Series B Preference Sale Shares;

“Shareholders’ Agreement”	a shareholders’ agreement by and among the Purchaser, the Company and other parties thereto;

“Subsidiaries”

China Classified Information Corporation, a company established in Hong Kong Special Administrative Region, and Beijing Chengshi Wanglin Information Technology Co., Ltd., a company established in the PRC; and

“US$”	United States dollars, the lawful currency of the United States.

1.2                               Words and expressions defined in the Companies Law shall (unless the context clearly does not so permit) bear the same meanings where used in this Agreement.

1.3                               The ejusdem generis rule of construction shall not apply to this Agreement and accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts matters or things.

1.4                               Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to persons shall include corporations and unincorporated associations.

1.5                               References in this Agreement to any agreed draft document or any document in agreed form are references to the document described in the form of the draft agreed between the parties and initialled by them for identification purposes.

1.6                               References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended consolidated extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders regulations instruments or other subordinate legislation made from time to time under the statute concerned.

1.7                               References to this Agreement shall include the Schedules hereto which shall form part hereof and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.8                               The Clause headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

1.9                               The obligations of the Vendors shall, save where the context expressly requires to the contrary, be several.

2.                                      Agreement to sell and purchase

2.1                               On and subject to the terms of this Agreement, each of the Vendors as beneficial owners shall sell those of the Sale Shares set against their respective names in column (2) of Schedule 1 Parts A, B, C and D and the Purchaser agrees to purchase the same in each case free from all liens, charges, encumbrances and other equities of any description and together with all rights and benefits now and hereafter attaching thereto, including (without limitation) all rights to dividends and other distributions hereafter paid declared or made in respect of the Sale Shares.

2.2                               Each of the relevant Vendors hereby waives all right of first refusal, co-sale rights, liquidation preference rights, pre-emption and similar or other rights over the Sale Shares or any of them or any proceeds deriving therefrom to which it or any other person may be entitled under the Memorandum of Association and Articles of Association of the Company, the Shareholders’ Agreement dated 9 December 2010 entered into between the Company and the Vendors and the Share Restriction Agreement dated 15 March 2010 entered into between the Company, certain

Preference Share Vendors and Yao Jinbo or otherwise in relation to the sale and purchase of the same hereunder.

2.3                               Nothing in this Agreement shall oblige the Vendor to sell the Sale Shares or the Purchaser to buy any of the Sale Shares or otherwise for the parties to complete the transaction contemplated by this Agreement unless the sale and purchase of all of the Sale Shares are completed simultaneously.

3.                                     Consideration

The consideration payable by the Purchaser to the Vendors for the Sale Shares shall be satisfied or deemed to have been satisfied in full by the Purchaser allotting and issuing to each Vendor or any entity controlled by the respective Vendor as he, she or it may direct, the number of Consideration Shares as set against his, her or its respective name in Column (3) of Schedule 1 Parts A, B, C and D credited as fully paid.

4.                                      Completion

4.1                               Unless otherwise agreed, Completion shall take place at the offices of the Company’s principal place of business on or before 5:00 p.m. on the Completion Date.

4.2                               On Completion:

(a)                                 each of the Vendors shall deliver to the Purchaser:

(i)                                     duly executed transfers of the Sale Shares it/he is selling in favour of the Purchaser together with the share certificates therefor or an indemnity in a form reasonably required by the Purchaser in the case of any missing share certificates; and

(ii)                                  to the extent in its/his possession, all the constitutive documents of each of the members of the Group, including (without limitation) the certificates of incorporation, certificates of incorporation on change of name (if any), memorandum and articles of association, the common seals and company chops, minute books, registers of members and registers of directors (both duly written up to date), share certificate books and all other statutory records and documents of each member of the Group;

(b)                                 the Vendors shall procure that a written resolution of all directors of the Company be passed at which the following shall be approved:

(i)                                     the transfers of the Sale Shares;

(ii)                                  the entry of the name of the Purchaser into the register of members of the Company; and

(iii)                               all such other business as the Purchaser shall reasonably require to vest in the Purchaser the beneficial ownership of the Sale Shares;

(c)                                  upon the request of a Vendor, the Purchaser shall deliver to such requesting Vendor a certified true copy of its board resolutions approving, among other things, (1) the acceptance of the transfer of the Sale Shares; (2) the execution, delivery and performance of this Agreement; (3) the allotment and issuance of the Consideration Shares to each of the Vendors, all credited as fully paid; and (4) the issuance of share certificates to the Vendors; and

(d)                                 the Purchaser shall deliver to each Vendor:

(i)                                     share certificate(s) of the Purchaser (duly executed under seal) in respect of the Consideration Shares issued in the name of the relevant Vendor; and

(ii)                                  a copy of the register of members of the Purchaser evidencing the issue and allotment of the relevant number of the Consideration Shares to the Vendors or their named allottees respectively.

4.3                               Subject to the conclusion of the matters referred to in Clause 4.2 above, the Purchaser shall within three Business Days from the Completion Date:

(i)                                     issue and allot the Consideration Shares, credited as fully paid to each of the Vendors or as he/it may direct in writing as set out in Clause 3 above; and

(ii)                                  deliver to the Vendors a copy of the register of members of the Purchaser evidencing the issue and allotment of the relevant number of the Consideration Shares to the Vendors or their named allottees respectively.

5.                                      Vendors Warranties

Each of the Vendors hereby represents warrants and undertakes to the Purchaser that:

(i)                                     he/it has full power and authority and has obtained all necessary consents waivers and licences to enter into and perform the obligations to be performed by each of them under or pursuant to this Agreement and any agreement to be entered into by each of them as herein mentioned; and

(ii)                                each of the Vendors is the absolute beneficial owner of the number of Sale Shares (or otherwise has full power to sell and transfer to the Purchaser full legal and beneficial interest in the number of Sale Shares and beneficial ownership of the number of Sale Shares) set against their respective names in column (2) of Schedule 1 Part A, B, C or D as the case may be and each of the Sale Shares is and will at Completion be free from all charges liens encumbrances and equities whatsoever.

6.                                      Further Assurance

The Vendors hereby agree to do any such further acts documents and things as the Purchaser may reasonably require to vest in the Purchaser (or as it shall direct) the beneficial ownership of the Sale Shares free from all charges liens encumbrances and other adverse interests and to vest the benefit of this Agreement in the Purchaser.

7.                                      Survival of Agreement

This Agreement (and in particular the warranties representations covenants agreements and undertakings of the Vendors hereunder) shall, insofar as the terms hereof remain to be performed or are capable of subsisting, remain in full force and effect after and notwithstanding Completion.

8.                                      Successors and Assigns

This Agreement shall not be assignable by the Vendors (save as expressly permitted herein) but shall be binding upon and enure for the benefit of each Party’s successors in title.

9.                                      Announcements

Save in respect of statutory returns or matters required to be disclosed by law or other governmental or regulatory authorities or in connection with the proposed listing of the share capital of the Purchaser, none of the parties hereto shall make any press statement or other public announcement in connection with this Agreement without the prior written approval of the text of such statement or announcement by the Purchaser.

10.                               Notices

Any notice required to be given hereunder shall be in writing and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this clause).  Any notice sent by post as provided in this clause shall be deemed to have been served five Business Days after despatch and any notice sent by facsimile as provided in this clause shall be deemed to have been served at the time of despatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly despatched to a current facsimile number of the addressee.

To the Ordinary Share Vendors

Name	:	YAO Jinbo
Address	:	c/o Beijing 58 Information Technology Co., Ltd., Yi 108 Block E, North American International Business Center, Beiyuan Road, Chaoyang District, Beijing, PRC, 100101
Fax	:	8610 5796 0999

Name	:	SU Jianbo
Address	:	Room 801, No.173 Zhi Si, Dou Zai Wei Road, Si Ming District, Xiamen City, Fujian Province, PRC
Fax	:	8610 6445 9926

Name	:	WANG Baoshan
Address	:	Villa B7, Huaxin Yuan, No.51 Yundang Road, Xiamen City, Fujian Province, PRC
Fax	:	8610 6445 9926

Name	:	YANG Dong
Address	:	57C, Tower 2, 14 Tregunter Road, Mid Level, Hong Kong
Fax	:	852 2234 9116

Name	:	CUI Jinfeng
Address	:	c/o Beijing 58 Information Technology Co., Ltd., Yi 108 Block E, North American International Business Center, Beiyuan Road, Chaoyang District, Beijing, PRC, 100101
Fax	:	8610 5796 0999

Name	:	JIN Yusong
Address	:	c/o Beijing 58 Information Technology Co., Ltd., Yi 108 Block E, North American International Business Center, Beiyuan Road, Chaoyang District, Beijing, PRC, 100101
Fax	:	8610 5796 0999

Name	:	CHEN Xiaohua
Address	:	c/o Beijing 58 Information Technology Co., Ltd., Yi 108 Block E, North American International Business Center, Beiyuan Road, Chaoyang District, Beijing, PRC, 100101
Fax	:	8610 5796 0999

Name	:	GENG Chunsheng
Address	:	Beijing Lanhai Shangtong Advertising Co., Ltd., 4/F, Chuangfu Building, No.18 Danleng Street, Haidian District, Beijing, PRC
Fax	:	8610 5796 0999

Name	:	XU Guipeng
Address	:	c/o Beijing 58 Information Technology Co., Ltd., Yi 108 Block E, North American International Business Center, Beiyuan Road, Chaoyang District, Beijing, PRC, 100101
Fax	:	8610 5796 0999

Name	:	GAO Bo
Address	:	c/o Beijing 58 Information Technology Co., Ltd., Yi 108 Block E, North American International Business Center, Beiyuan Road, Chaoyang District, Beijing, PRC, 100101
Fax	:	8610 5796 0999

Name	:	ZHUANG Jiandong
Address	:	c/o Beijing 58 Information Technology Co., Ltd., Yi 108 Block E, North American International Business Center, Beiyuan Road, Chaoyang District, Beijing, PRC, 100101
Fax	:	8610 5796 0999

To the Preference Share Vendors

Name	:	SB Asia Investment Fund II L.P.
Address	:	P.O. Box 309GT, Ugland House, South Church, George Town, Grand Cayman, Cayman Islands
Fax	:	852 2234 9116

Name	:	DCM V, L.P.
Address	:	Campbell Corporate Services Limited
PO Box 268 GT
4th Floor Scotiabank Building
George Town,
Cayman Islands, KY1-1104
Fax	:	1 650 854 9159

Name	:	DCM Affiliates Fund V, L.P.
Address	:	Campbell Corporate Services Limited
PO Box 268 GT
4th Floor Scotiabank Building
George Town,
Cayman Islands, KY1-1104

Fax	:	1 650 854 9159

Name	:	WP X Asia Online Investment Holdings Limited
Address	:	2/F Palm Grove House, PO Box 3340, Road Town, Tortola, British Virgin Islands
Fax	:	8610 6563 0202

Name	:	Recruit Co., Ltd.
Address	:	8-4-17, Ginza, Chuo-ku, Tokyo 104-8001
Fax	:	81 3 6835 9544

To the Purchaser

Name	:	58.com Inc.
Address	:	Yi 108 Block E, North American International Business Center, Beiyuan Road, Chaoyang District, Beijing 100101, PRC 100101
Fax	:	8610 5796 0999

11.                               General

11.1                        The obligations and liabilities of any Party hereto shall not be prejudiced released or affected by any time or forbearance or indulgence release or compromise given or granted by any person to whom such obligations and liabilities are owed or by any other person to such Party or any other Party so obliged or liable nor by any other matter or circumstance which (but for this provision) would operate to prejudice release or affect any such obligations except an express written release by all the parties to whom the relevant obligations and liabilities are owed or due.

11.2                        This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

11.3                        This Agreement represents the entire agreement between the Parties and it may only be varied by written document signed by all the Parties.

11.4                        Except where expressly provided to the contrary, the rights and remedies reserved to the Parties or any of them under any provision of this Agreement or in any document to be executed pursuant hereto shall be in addition and without prejudice to any other rights or remedies available to such Parties whether under this Agreement or any such document by statute common law or otherwise.

11.5                        This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands and the parties hereby irrevocably undertake to submit themselves to the non-exclusive jurisdiction of the courts of the Cayman Islands.

IN WITNESS whereof this Agreement has been duly executed by each of the Parties the day and year first before written.

The Ordinary Share Vendors

SIGNED by YAO Jinbo	) /s/ Jinbo Yao

SIGNED by SU Jianbo	) /s/ Jianbo Su

SIGNED by WANG Baoshan	) /s/ Baoshan Wang

SIGNED by YANG Dong	) /s/ Dong Yang

SIGNED by CUI Jinfeng	) /s/ Jinfeng Cui

SIGNED by JIN Yusong	) /s/ Yusong Jin

SIGNED by CHEN Xiaohua	) /s/ Xiaohua Chen

SIGNED by GENG Chunsheng	) /s/ Chunsheng Geng

SIGNED by XU Guipeng	) /s/ Guipeng Xu

SIGNED by GAO Bo	) /s/ Bo Gao

SIGNED by ZHUANG Jiandong	) /s/ Jiandong Zhuang

The Preference Share Vendors

SIGNED by	)
)
)
for and on behalf of SB Asia Investment Fund II L.P.	)
/s/ Authorized Signatory

SIGNED	)
by DCM Investment Management V, L.P. its	)

general partner	)
)
by DCM International V, Ltd. its general partner	)
)
for and on behalf of DCM V, L.P.	)
)
/s/ Authorized Signatory

SIGNED	)
)
by DCM Investment Management V, L.P. its general partner	)
)
)
by DCM International V, Ltd. its general partner	)
)
)
for and on behalf of DCM Affiliates Fund V, L.P.	)
)
/s/ Authorized Signatory

SIGNED by	)
)
for and on behalf of WP X Asia Online Investment Holdings Limited	) )
/s/ Authorized Signatory

SIGNED by	)
)
for and on behalf of Recruit Co., Ltd.	)
/s/ Authorized Signatory

SIGNED by YAO Jinbo	)

/s/ Jinbo Yao

The Purchaser

SIGNED by YAO Jinbo, director	)
for and on behalf of	)
58.com Inc.	)
) /s/ Jinbo Yao